OLD POINT FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER, 2004 EARNINGS

July 19, 2004, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today second quarter 2004 earnings of $2.31 million, a 19% increase over the comparable quarter of 2003. Earnings for the six months ending June 30, 2004, are $4.40 million, a 13% increase over the previous year. Fully diluted net income per share for the six months ending June 30, 2004 is $1.08, up by 13% from 2003 net income of $.96 per share.

Net interest income after provision for loan losses for the quarter showed a 4% increase over the same quarter in 2003, and a 5% increase for the first six months of the year.

Non-interest income was $2.56 million for the quarter and $4.70 million for the six months ending June 30, 2004, a 34% and 27% increase over the comparable time periods in 2003. Total assets as of June 30, 2004 are $675.34 million, up 13% over June 30, 2003. Deposits increased by 9%, to $512.92 million, and Net Loans rose to $417.51 million, up by 8%.

In commenting on the earnings report, Old Point Financial Corporation President and CEO Robert F. Shuford said, "It is gratifying to be able to post these very satisfactory results for the first six months of the year. These results, coupled with the three new branches we have scheduled to open within the next nine months, make for a very active year for Old Point." Old Point National Bank recently completed the purchase of a former bank branch at 351 Independence Boulevard in the Town Center/Pembroke area of Virginia Beach, and expects branch renovations to be complete by year-end 2004. In addition, branch sites in the New Town section of Williamsburg and the Eagle Harbor area of Isle of Wight County are in the beginning stages of development and should be open during the second quarter of 2005.

Return on Average Assets (ROA) for year-to-date 2004 is 1.35%, and Return on Average Equity (ROE) is 13.56%.

Old Point Financial Corporation ("OPOF" - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286

Old Point Financial Corporation
Consolidated Balance Sheet

Assets	30-Jun-04	30-Jun-03
Cash and due from banks	$21,318	$17,685
Federal funds sold	1,372	12,460
Cash and cash equivalents	22,690	30,145
Investments:
Securities available for sale, at market	193,490	143,738
Securities to be held to maturity	9,074	14,665
Trading account securities	0	0
Loans, net of allowance for loan losses of	417,509	386,370
$4,743 and $4,877
Foreclosed assets	48	531
Premises and equipment, net	16,871	13,303
Other assets:	15,662	11,110
Total assets	$675,344	$599,862

Liabilities	30-Jun-04	30-Jun-03
Noninterest-bearing deposits	$120,171	$101,718
Savings deposits	180,924	161,799
Time deposits	211,829	206,601
Total deposits	512,924	470,118
Federal funds purchased and securities sold	32,998	19,144
under agreement to repurchase
Demand notes issued to the United States	2,637	6,000
Treasury
Federal Home Loan Bank advances	60,000	40,000
Accrued expenses and other liabilities	2,940	2,449

Total Liabilities	611,499	537,711

Stockholders' Equity
Common stock, $5.00 par value
2004 2003
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,995,872 3,964,493	19,980	19,822
Additional paid in capital	13,369	12,097
Retained earnings	32,396	27,745
Accumulated other comprehensive income(loss)	(1,900)	2,487
Total stockholders' equity	63,845	62,151

Total Liabilities and Stockholders' Equity	$675,344	$599,862

Old Point Financial Corporation
Consolidated Statements of Earnings
Interest Income	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	30-Jun-04	30-Jun-03	30-Jun-04	30-Jun-03
Interest and fees on loans	$6,398	$6,746	$12,837	$13,433
Interest on federal funds sold	19	33	62	93
Interest on securities
Taxable	1,372	1,056	2,576	2,137
Exempt from Federal income tax	476	553	971	1,120
Interest on trading account securities	0	0	0	0
Total interest income	8,265	8,388	16,446	16,783

Interest Expense

Interest on savings deposits	240	277	475	585
Interest on time deposits	1,402	1,650	2,755	3,401
Interest on federal funds purchased and	72	56	134	119
securities sold under agreement to repurchase
Interest on Federal Home Loan Bank advances	546	506	1,086	999
Interest on demands notes (note balances)	3	3	7	8
issued to the United States Treasury and on other
borrowed money
Total Interest expense	2,263	2,492	4,457	5,112

Net Interest Income	6,002	5,896	11,989	11,671
Provision for loan losses	200	300	350	600

Net interest income after provision for loan losses	5,802	5,596	11,639	11,071

Other Income

Income from fiduciary activities	641	517	1,312	1,069
Service charges on deposits	1,276	730	2,025	1,444
Other service charges, commissions and fees	374	366	780	676
Other operating income	218	273	388	493
Security gains(losses)	47	24	199	29
Trading account income	0	0	0	0
Total Other income	2,556	1,910	4,704	3,711

Other Expenses

Salaries and employee benefits	3,259	2,982	6,467	5,904
Occupancy expense of bank premises	317	305	659	610
Furniture and equipment expense	405	412	806	821
Other operating expenses	1,266	1,227	2,443	2,257
Total other expenses	5,247	4,926	10,375	9,592

Income before taxes	3,111	2,580	5,968	5,190
Applicable income taxes	805	640	1,569	1,296

Net Income	2,306	1,940	4,399	3,894

Per Share
Based on weighted average number of common	3,994,255	3,955,511	3,988,908	3,948,406
shares outstanding
Basic Earnings per share	$0.58	$0.49	$1.10	$0.99

Diluted Earnings per share	$0.57	$0.47	$1.08	$0.96

Cash Dividends Declared	$0.15	$0.12	$0.30	$0.24